Exhibit 1

FUTUREMEDIA COMPLETES ACQUISITION OF THE BUTTON GROUP

- Adds Leading UK Brand Communications Company to the
Futuremedia Group of Companies -

BRIGHTON, England - May 26, 2006 - Futuremedia plc (Nasdaq: FMDAY - News), a leading European Learning Content and Communications provider, today announced it has completed the acquisition of Button Group plc for a purchase price of GBP 5.3 million ($9.9 million), reflecting the previously announced purchase price and the purchase of an additional company owned by the sellers. The purchase price is comprised of GBP 3.0 million ($5.6 million) in ordinary shares of Futuremedia plc, issued at the share closing price on May 25th 2006, and GBP 2.3 million ($4.3 million) in cash. The Button Group is a UK brand communications company serving clients worldwide and is headquartered in London with offices in Los Angeles and Cannes.

Leonard M. Fertig, Chief Executive Officer of Futuremedia said, “The addition of Button Group expands the breadth of our service offering and adds a profitable business to our company. The Button Group brings capabilities in brand design, media, live communications, and an extensive client list that complement our existing online learning and communications expertise. When combined with our recent acquisition of EBC, Futuremedia has transformed into a leading media and services company focused on learning and brand communications. We look forward to leveraging our recent strategic initiatives to drive future growth.”

As noted in previous releases, The Button Group is expected to report approximately GBP 10 million ($18.8 million) in annual revenue and approximately GBP 650,000 ($1.2 million) in annual EBITDA for the financial year ending June 30, 2006.

About Futuremedia:
Futuremedia is a leading provider of learning content and communication services to public and private sector organizations. Backed by two decades of experience, the Company's content and services offerings include learning consultancy, Learning Management Systems, custom made learning programs and an extensive library of published courseware titles. The Company is also recognized as a pioneer and leader in the development and delivery of a range of fully managed, outsourced employee benefit programs for large organizations.

"Safe Harbor" Statement under Section 21E of the Securities Exchange Act of 1934: This press release contains forward-looking statements related to future results and speaks only of Futuremedia's expectations as of the date hereof.

Such statements include expectations regarding: the continued listing of the Company's ADSs on Nasdaq; the expected benefits of acquisitions (including the Button acquisition); the expected benefits of financing arrangements; and the Company's future financial condition and performance. Such statements involve known and unknown risks and uncertainties that may cause actual results to differ materially from expectations. The risks and uncertainties include: risks relating to the Company's ability to maintain its Nasdaq listing (including the risk that the Nasdaq Listing Qualifications Panel may determine that the Company has not complied with the Nasdaq continued listing criteria); risks associated with acquisitions such as the Button acquisition (including the risk that such acquisitions may not deliver the benefits expected by management and risks associated with integration of acquisitions generally); risks that financing arrangements could result in substantial dilution to shareholders because of subscription prices below the current market value of the Company’s ADSs or other factors; risks relating to the Company's ability to operate profitably in the future; risks associated with the Company's ability to develop and successfully market new services and products (including products and services based on government tax-benefit programs and the recent announcement by the British government that it has terminated its initiative); risks associated with rapid growth; the Company's ability to successfully develop its business in new geographic markets; the early stage of the e-learning market; rapid technological change and competition; and other factors detailed in the Company's filings with the US Securities and Exchange Commission. The Company expressly disclaims any obligation to release publicly any updates or revisions to any such statement to reflect any change in expectations or in information on which any such statement is based. All product names and trademarks mentioned herein are trademarks of Futuremedia or their respective owners.

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Contact Information:

US - Mike Smargiassi/Corey Kinger
Brainerd Communicators, Inc.
+1 212 986 6667
ir@futuremedia.co.uk

UK - Gerry Buckland
+44 7919 564126
info_db@mac.com